Exhibit 10.51
Form Of
WebMD Health Corp.
Non-Qualified Stock Option Agreement
Non-Employee Directors

Optionee:
Grant Date:
Grant Number:
Shares Granted:
Stock Option Price:
We are pleased to inform you that you have been granted an option to purchase that number of shares of the common stock of WebMD Health Corp. (the “Company”) at the per share exercise price set forth above. Your grant has been made under the Company’s 2005 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”), which together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. In the event any terms set forth herein conflict with the terms as set forth in the Plan, the terms of the Plan shall govern. A copy of the Plan is available on the Company’s intranet site. Please review it carefully. Capitalized terms used herein without definition will have the meanings assigned to them in the Plan.
Vesting/Term:
Subject to the terms of the Plan and this Agreement, shares will vest in four equal annual installments, commencing on the first anniversary of the Grant Date (full vesting on the fourth anniversary of the Grant Date). Subject to earlier expiration in the event of the termination of your service with the Company for any reason (as more fully described below), this Option will expire on the tenth anniversary of the Grant Date. The date on which this Option expires pursuant to this Agreement is referred to herein as the “Expiration Date”.
Exercise:
You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Compensation Committee of the Company’s Board of Directors from time to time in accordance with the Plan. All exercises must take place before the Expiration Date. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.
Restrictions on Exercise:
This Option may not be exercised if such exercise would violate any provision of applicable federal or state securities law, or other law, rule or regulation or the applicable Company’s trading policy.
Termination Provisions:
In the event of the termination of your service with the Company and its Subsidiaries for any reason (other than as a result of your death or Disability or for Cause), (i) all further vesting of shares under this Option will stop, and this Option will be cancelled as to any unvested shares without any consideration being paid therefor and (ii) you will have 90 days to exercise this Option as to any shares that have vested as of the date of termination. In the event of the termination of your service as a result of your death or Disability, this Option shall become fully vested as of the date of termination and you or your estate will have a period of one year from the date of termination to exercise. If your service is terminated for Cause, this Option will expire immediately as to all vested and unvested shares without any consideration being paid therefore. IF YOU DO NOT EXERCISE THE VESTED PORTION OF THIS OPTION ON OR BEFORE THE EXPIRATION DATE, THIS OPTION WILL EXPIRE WITHOUT ANY CONSIDERATION BEING PAID THEREFORE.
No Rights to Grants or Continued Service:
You shall not have any claim or right to receive grants of Options under the Plan. Neither the Plan nor this Agreement nor any action taken or omitted to be taken hereunder or thereunder shall be deemed to create or confer on you any right to be retained in the employ or service of the Company or any of its affiliates, or to interfere with or to limit in any way the right of the Company or any of its affiliates to terminate your service in accordance with the Company’s bylaws and applicable laws, rules and regulations. You shall have no rights in the benefits conferred by this Option or in any shares except to the extent the Option is exercised while vested and exercisable and otherwise in accordance with the terms of this Agreement. Termination of the Option by reason of cessation of service shall not give rise to any claim for damages by you under this Agreement and shall be without prejudice to any rights or remedies which the Company or any of its affiliates may have against you.

Taxes and Withholding:
This Option is not intended to be an Incentive Stock Option, as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Any exercise of this Option is generally a taxable event, and if the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.
Section 409A of the Code, which was adopted pursuant to the American Jobs Creation Act of 2004, imposes new rules relating to the taxation of deferred compensation. This Option is intended to be exempt from the application of Section 409A of the Code and the rules, regulations and guidance promulgated thereunder (collectively “Section 409A”). We anticipate that the Treasury Department will issue further guidance under Section 409A. The Company reserves the right to modify the terms of this Option, to the extent necessary or advisable to comply with Section 409A.
Set-off:
If at any time you are indebted to the Company or any affiliate, the Company may in its discretion (a) withhold (i) shares issuable to you following your exercise of the Option (or portion thereof) having a fair market value on the date of exercise up to the amount of such indebtedness or (ii) amounts due to you in connection with the sale of the shares acquired as a result of the exercise of this Option (or portion thereof) up to the amount of such indebtedness or (b) take any substantially similar action.
Governing Law:
This Option shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

WEBMD HEALTH CORP.	Agreed and Accepted:

By:	Optionee:

Title:	Print Name:

Address: